Exhibit 99.1

Paramount Gold Nevada Corp. SETS DATE FOR SPECIAL MEETING OF STOcKHOLDERS PURSUANT to its pending acquisition of calico resources corp.

Winnemucca, Nevada – May 23, 2016 - Paramount Gold Nevada Corp.’s (“Paramount”) (NYSE MKT: PZG) announces that it will hold its Special Meeting of its stockholders at 10:00 am PST on June 29, 2016. The meeting will take place at Paramount’s head office located at 665 Anderson Street, Winnemucca, NV, 89445, USA.

Stockholders of record as of the close of business on May 23, 2016, will be eligible to vote on the issuance of Paramount shares in connection with the previously announced agreement to acquire Calico Resources Corp. (see press release dated March 14, 2016) at the special meeting of stockholders.

Stockholders of record will be eligible to vote via phone or internet as per the instructions they receive in the proxy statement.  Additionally, stockholders of record will be eligible to vote in person at the Special meeting with their proxy card and proper identification.

On March 14, 2016, Paramount entered into a definitive arrangement agreement pursuant to which Paramount will acquire all of the issued and outstanding common shares of Calico by way of a plan of arrangement.  Pursuant to the Plan of Arrangement, Paramount will acquire each common share of Calico from Calico’s shareholders in exchange for 0.07 of a share of Paramount common stock (the “Exchange Ratio”).

Key investment highlights of the Transaction:

➢

The addition of the Grassy Mountain project would increase the Company’s global measured mineralized material by 61% to 4 million contained gold ounces and its global indicated mineralized material by 14.4% to 1.1 million contained gold ounces.

o	Comparing the measured plus indicated mineralized materials included in the PEA mine plans for both Sleeper and Grassy, this acquisition doubles the Company’s contained gold ounces;
➢	The Grassy Mountain PEA base case scenario contemplates the following:
o	10 year underground mining operation averaging annual production of 53,000 ounces of Au and 82,000 ounces of Ag;
o	The higher grade underground material which averages 5.32g/T (0.155 opt) Gold is a significant factor behind the low projected cash operating cost per ounce in the PEA;
o	Life of mine (LOM) cash operating costs of US$578 per ounce of gold equivalent;
o	An estimated Pre-Tax NPV of US$144.2 Million at a 5% discount rate;
o	A pre-tax IRR of 32.6% assuming $1,300/oz Au and $17.50/oz Ag.
➢	Grassy Mountain is host to near surface mineralized material which presents additional open pit mining throughput opportunities not included in the PEA’s mine plan

The Transaction is to be completed by way of a plan of arrangement under the Business Corporations Act (British Columbia) that will require the approval of at least two-thirds of the votes cast by the shareholders of Calico at a special meeting of shareholders expected to be held in the second quarter of 2016 (the “Calico Meeting”).  FCMI Financial and Seabridge Gold Inc., the two largest shareholders of Calico,  along with all of Calico’s directors and officers, which hold in aggregate approximately 37.8% of the outstanding common shares of Calico, have entered into support agreements and agreed to vote their common shares at the Calico Meeting in favor of the Transaction. The directors of Calico have unanimously voted in favor of the Transaction and recommend to its shareholders to vote in favor of the Transaction.

About Paramount Gold Nevada Corp.

Paramount Gold Nevada is a U.S. based precious metals exploration company.   Paramount owns 100% interest in the Sleeper Gold Project located in Northern Nevada.  The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Paramount’s strategy is to create shareholder value through the exploration and development of its mineral properties and then selling to, or entering into joint ventures with, producers for construction and operation.

Safe Harbor for Forward-Looking Statements

This release and related documents may include "forward-looking statements" and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws, including, but not limited to, statements related to anticipated benefits of the Transaction to Paramount and Calico and their respective shareholders; the pro forma shareholdings of the shareholders of Paramount and Calico; pro forma mineralization of Paramount; the timing and receipt of required shareholder, court, stock exchange and regulatory approvals for the Transaction; the ability of Paramount and Calico to satisfy the other conditions to, and to complete, the Transaction; the closing of the Transaction; and statements related to the resulting entity following completion of the Transaction. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: obtaining shareholder, regulatory and court approvals, and the timing therefor; Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; production meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Words such as "believes," "plans," "anticipates," "expects," "estimates" and similar expressions should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results, environmental matters, lack of ability to obtain required permitting, equipment breakdown or disruptions, and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario Securities Commission.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold Nevada Corp.
Chris Theodossiou, Director of Corporate Communications
866-481-2233